Exhibit 99.1

Subject Line: All Hands Follow-Up

Hi everyone,

I wanted to send everyone a note following our all hands meeting earlier this week. We find ourselves at an important time of change at the company. We continue to experience the incredible growth we’ve demonstrated over the last few years around our brand and revenue. As I described, I’m extremely proud that we expect to report the revenue growth for 2022 will show an increase of over 25% from 2021. Knowing that we are growing revenue significantly in this market, I’m optimistic about what’s ahead for us. But, as we discussed, we also have to be aware we’re operating in a very different economic environment today than we were even at the time we went public.

One change was letting go of a number of talented friends and team members over the past few days. While changes like this are always difficult, I’m confident that this new structure, accompanied by much greater focus on financial discipline and the holistic strategy we described at the all hands meeting will put the company in the best position for us to capitalize on the many opportunities ahead.

Our original IPO plans contemplated raising significantly more capital. That capital was intended to fund a strategy where we could take multiple shots at new opportunities. Over the span of time while going public, we hired staff to execute on those opportunities. While we continue to execute on exciting new partnerships, we have re-examined the breadth of our growth strategy in light of our current balance sheet. This re-focus, plus more uncertainty in the overall economy has led us to reducing our employee base. This reduction and increased financial discipline, alongside our growth in revenue, will help enable us to become profitable sooner, setting up FaZe Clan for long-term success.

As we embark on 2023 with a more streamlined, nimbler organization, our key focus is on the core aspects of what makes FaZe FaZe, and what has allowed the brand and the business to grow at an incredible pace over the past five years.

We will continue to build upon the growth our partnerships business has experienced. From Ghost, McDonald’s, Comcast Xfinity, MoonPay, DoorDash & Totino’s to ground breaking new partnerships like Porsche and Nike… the evolution of this part of our business is truly extraordinary.

We are prioritizing investing in talent to an even greater extent than in previous years, focusing on recruiting new superstars and delivering more value to all members on an enhanced and more potent FaZe roster. And in select cases, we will stand up new businesses in partnership with our top talent.

We continue to focus on delivering content to our audience that is created by and supported by FaZe talent with a more robust and integrated social strategy that is purpose built for every platform.

In summary, I am confident that we can continue growing revenue in a healthy way, while having more discipline around spending — executing on this strategy will enable us to reach our ultimate goal of profitability, while being a brand our community and culture is proud of. That goal remains squarely in front of us, and we’re committed to positioning FaZe as the global leader in our industry and for long-term success.

Thank you all for your continued hard work and tireless dedication. Please don’t hesitate to reach out to myself or Zach with any questions.

Lee